Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-231352 on Form S-3 of Coty Inc. of our report dated August 25, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of parent company costs), relating to the combined financial statements of P&G Beauty Brands as of June 30, 2016 and 2015 and for the three years in the period ended June 30, 2016, incorporated by reference in Coty Inc.’s Current Report on Form 8-K dated May 8, 2019. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
May 16, 2019